Exhibit 7

INVACARE HOLDINGS CORPORATION

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

SERIES B REDEEMABLE PREFERRED STOCK

(Par Value $0.001 Per Share)

Invacare Holdings Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time in accordance with its terms and the General Corporation Law, the “Certificate of Incorporation”), which authorizes the Board of Directors, by resolution, to provide out of the unissued shares of the preferred stock (the “Preferred Stock”) for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights (if any), designations, powers, preferences and relative, participating, optional, special and other rights (if any) of each such serries and any qualifications, limitations and restrictions thereof, and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors duly adopted on October 29, 2024 the following resolution:

RESOLVED, that pursuant to the authority expressly vested by Article IV of the Amended and Restated Certificate of Incorporation of the Corporation and in accordance with Section 151(g) of the General Corporation Law of the State of Delaware, the Board hereby creates, authorizes and provides for the issuance of a new series of preferred stock out of the authorized and unissued shares of the Corporation’s preferred stock, par value $0.001 per share, and that the designation, rights, powers and preferences, and the qualifications, limitations and restrictions, of such Series B Preferred Stock are hereby approved and adopted by the Board and the form, terms and provisions of the Certificate of Designations of such Series B Preferred Stock are hereby approved, adopted, ratified and confirmed in all respects as follows:

1. General.

(a) The shares of such series shall be designated the Series B Redeemable Preferred Stock (hereinafter referred to as the “Series B Preferred Stock”).

(b) Each share of Series B Preferred Stock shall be identical in all respects with the other shares of Series B Preferred Stock.

(c) The authorized number of shares of Series B Preferred Stock shall initially be 5,938,620, which number may from time to time be increased or decreased by resolution of the Board of Directors as permitted by the General Corporation Law.

(d) So long as any of the Series B Preferred Stock are issued and outstanding, the Corporation shall not issue any shares of its preferred stock that are senior to the Series B Preferred Stock without the approval of the Holders of at least a majority percent of the issued and outstanding shares of Series B Preferred Stock and Series A Preferred Stock (as defined below) voting together as a single class.

(e) For purposes of this Certificate of Designations, “Capital Stock” of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person. The Series B Preferred Stock shall, with respect to dividend rights and rights upon a liquidation, winding-up or dissolution of the Corporation, rank:

(i) senior to the Common Stock, par value $0.001 per share, of the Corporation (“Common Stock”), the 9.00% Series A Convertible Participating Preferred Stock, par value $0.001 per share, of the Corporation (“Series A Preferred Stock”), and any other class or series of Capital Stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Junior Stock”);

(ii) on a parity with any class or series of Capital Stock of the Corporation, the terms of which provide that such class or series ranks on a parity with the Series B Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Parity Stock”); and

(iii) junior to any class or series of Capital Stock of the Corporation (other than the Common Stock and Series A Preferred Stock), the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Senior Stock”).

(h) In addition to the capitalized terms defined elsewhere in this Certificate of Designations, for purposes hereof, the following terms mean:

“ABL Credit Agreement” means that certain loan and security agreement dated May 5, 2023 among the Corporation and the other borrowers from time to time party thereto, the guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB (as successor to White Oak Commercial Finance, LLC), as Administrative Agent and Collateral Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Backstop Commitment Agreement” shall have the meaning ascribed to the term in the First Amended Joint Chapter 11 Plan of Invacare Corporation and its Debtor Affiliates confirmed by the Bankruptcy Court.

“Backstop Party” means the original signatories to the Backstop Commitment Agreement and any Person that, as of the Effective Date, is entitled to exercise Backstop Party Rights pursuant to, and as defined in, the Backstop Commitment Agreement.

“Bylaws” means the Bylaws of the Corporation, as amended or restated from time to time.

“Certificate of Designations” means this document setting forth the designation, powers, preferences and rights, and the qualifications, limitations or restrictions thereto, of the Series B Preferred Stock, as amended from time to time in compliance with applicable laws, the Certificate of Incorporation and the provisions hereof.

“Deemed Liquidation Event” means the occurrence of any of the following:

(i) a merger or consolidation in which the Corporation is a constituent party, or a Subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, unless the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any Subsidiary of the Corporation of all or substantially all the assets of the Corporation and its Subsidiaries taken as a whole, or

(iii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more Subsidiaries of the Corporation if substantially all of the assets of the Corporation and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary of the Corporation;

provided, however, that, prior to the Exit Indebtedness Termination Date, a Deemed Liquidation Event shall not occur unless such Deemed Liquidation Event constitutes an event requiring payment in full in cash of the Exit Term Loan Facility, Exit Secured Convertible Notes and all outstanding obligations and liabilities, including without limitation, principal, interest, fees, premiums, charges, and expenses, arising under or relating to the ABL Credit; and provided, further, that no Deemed Liquidation Event shall occur if a majority of the Holders so determine by written notice to the Corporation prior to the effective date of any transaction described in clauses (i), (ii) or (iii) above.

“Exit Indebtedness Termination Date” means the later of the (i) date on which the Exit Term Loan Facility is repaid in full, (ii) date on which none of the Exit Secured Convertible Notes remains outstanding and (iii) date on which all outstanding obligations and liabilities, including without limitation, principal, interest, fees, premiums, charges, and expenses, arising under or relating to the ABL Credit Agreement are repaid in full in cash.

“Exit Secured Convertible Notes” means, collectively, the Exit Secured Convertible Tranche I Notes, and the Exit Secured Convertible Tranche II Notes.

“Exit Secured Convertible Tranche I Notes” means the Corporation’s 7.50% Convertible Senior Secured Notes due 2028, Tranche I, issued on the Effective Date pursuant to the Exit Secured Convertible Tranche I Notes Indenture.

“Exit Secured Convertible Tranche I Notes Indenture” means the indenture dated May 5, 2023, among the Corporation, as issuer, the guarantors listed therein, and GLAS Trust Company LLC, as trustee and notes collateral agent, as from time to time amended in compliance with the provisions thereof.

“Exit Secured Convertible Tranche II Notes” means the Corporation’s 7.50% Convertible Senior Secured Notes due 2028, Tranche II, issued on the Effective Date pursuant to the Exit Secured Convertible Tranche II Notes Indenture.

“Exit Secured Convertible Tranche II Notes Indenture” means the indenture dated May 5, 2023, among the Corporation, as issuer, the guarantors listed therein, and GLAS Trust Company LLC, as trustee and notes collateral agent, as from time to time amended in compliance with the provisions thereof.

“Exit Term Loan Agreement” means the Amended and Restated Credit Agreement dated as of May 5, 2023, among the Corporation, Reorganized Invacare, the lenders party thereto, Cantor Fitzgerald Securities, as Administrative Agent, and GLAS Trust Company LLC, as Collateral Agent, as from time to time amended in compliance with the provisions thereof.

“Exit Term Loan Facility” means the credit facility in the amount of $85,000,000 extended to Reorganized Invacare under the Exit Term Loan Agreement.

“Fundamental Change” means (a) the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, or (b) any sale, lease, or other transfer or disposition in one transaction or a series of transactions of all or any material portion of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any Person other than the Corporation or any of the Corporation’s Wholly-Owned Subsidiaries (a “material portion” of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole shall include, without limitation, assets sold, leased or transferred which results in net proceeds in excess of $10,000,000).

“Holders” means each Person in whose name shares of Series B Preferred Stock are registered, who shall be treated by the Corporation as the absolute owner of those shares of Series B Preferred Stock for all purposes.

“Invacare International” means Invacare International Holdings Corp., a Delaware corporation.

“Redemption Dividend Amount” means, as of a Redemption Date, the declared but unpaid dividends on each share of Series B Preferred Stock from, and including, the last date on which a dividend was paid thereon immediately preceding such Redemption Date on which all dividends then due were compounded or paid in cash to, but excluding, such Redemption Date.

“Register” means the records maintained by the Registrar reflecting ownership of the shares of Series B Preferred Stock issued in book-entry form pursuant to this Certificate of Designations, or of the definitive stock certificates issued pursuant to this Certificate of Designations.

“Registrar” initially means Equiniti Trust Company, LLC, the Corporation’s duly appointed registrar for the Series B Preferred Stock and any successor appointed thereto.

“Related Fund” means, with respect to a Backstop Party, any Affiliates (including at the institutional level) of such Backstop Party or any fund, account (including any separately managed accounts) or investment vehicle that is controlled, managed, advised or sub-advised by such Backstop Party, an Affiliate of such Backstop Party or by the same investment manager, advisor or subadvisor as such Backstop Party or an Affiliate of such Backstop Party. For purposes of this definition:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any Related Funds of such Person); provided that for purposes of this Certificate of Designations, no Backstop Party shall be deemed an Affiliate of the Corporation or any of its Subsidiaries;

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary or Affiliate), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body thereof or (c) has the power to direct, or otherwise control, the business and policies thereof;

“Contract” means any legally binding agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding the Plan; and

the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Reorganized Invacare” means Invacare Corporation, a corporation organized under the laws of Ohio, following its emergence from the voluntary bankruptcy proceedings commenced before the Bankruptcy Court on January 31, 2023.

“Series A Certificate of Designations” means the Amended and Restated Certificate of Designations of the Series A Preferred Stock, as amended from time to time in accordance with its terms.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which equity interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or, in the case of a partnership, more than 50.0% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed to be replaced by a reference to “100%.”

2. Dividends. Dividends and other distributions shall not be declared or paid on the Series B Preferred Stock unless the dividend consists of shares of Series B Preferred Stock or Common Stock or of rights, options, warrants or other securities convertible into or exercisable, exchangeable or redeemable for, shares of Series B Preferred Stock or Common Stock, paid proportionally with respect to each outstanding share of Series B Preferred Stock. If a dividend is declared on the Series A Preferred Stock that is payable in shares of Series A Preferred Stock or Common Stock (or securities convertible into, or exercisable, exchangeable or redeemable for, Series A Preferred Stock or Common Stock), then such dividends shall be paid in the same number of shares on a per share basis in shares of Series B Preferred Stock or Common Stock, as applicable, to the Holders.

3. Liquidation.

(a) Prior to the redemption of each share of Series B Preferred Stock pursuant hereto, in the event of a liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, or a Deemed Liquidation Event shall occur (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series B Preferred Stock shall be entitled to receive, in respect of any shares of Series B Preferred Stock held by them, out of assets of the Corporation available for distribution to stockholders of the Corporation or their assignees, and subject to the rights of any outstanding shares of Senior Stock and before any amount shall be distributed to the holders of Junior Stock, a liquidating distribution (the “Liquidation Distribution”) in an amount equal to the par value per share of such share of Series B Preferred Stock (the “Liquidation Preference”). If, upon a Liquidation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the then outstanding shares of Series B Preferred Stock and the holders of any shares of Parity Stock ranking on a parity with the Series B Preferred Stock with respect to any distribution of assets upon Liquidation are insufficient to pay in full the amount of all such Liquidation Preference payable with respect to the Series B Preferred Stock and any such Parity Stock, then the holders of Series B Preferred Stock and such Parity Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

(b) The Corporation shall provide the holders of Series B Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein with written notice of (i) any voluntary Liquidation promptly after such Liquidation has been approved by the Board of Directors and at least five (5) days prior to the effective date of such Liquidation and (ii) any involuntary Liquidation promptly upon the Corporation becoming aware of any instituted proceeding in respect thereof. Such notice shall state a distribution or payment date, the amount of the Liquidation Preference and the place where the Liquidation Preference shall be distributable or payable.

(c) After the payment to the Holders of the full amount of the Liquidation Distribution with respect to outstanding shares of Series B Preferred Stock, the Holders shall have no right or claim, based on their ownership of shares of Series B Preferred Stock, to the remaining assets of the Corporation, if any. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in the good faith reasonable discretion of the Board of Directors or liquidating trustee, as the case may be.

4. Voting.

(a) General. Except as otherwise prohibited by the General Corporation Law, other applicable law, the Certificate of Incorporation, the Series A Certificate of Designations or this Certificate of Designations, each Holder shall be entitled to (i) voting together with the holders of the Series A Preferred Stock as a single class, vote on any matters submitted to the holders of the Series A Preferred Stock for approval, including but not limited to any matters required to be submitted to the holders of the Series A Preferred Stock pursuant to the Series A Certificate of Designations and (ii) voting together with the holders of Common Stock and the Series A Preferred Stock as a single class, vote on matters submitted to the Corporation’s stockholders for approval. In any case in which the holders of the Series B Preferred Stock shall be entitled to vote, including pursuant to the General Corporation Law, other applicable law, the Certificate of Incorporation, the Series A Certificate of Designations or this Certificate of Designations, each Holder entitled to vote with respect to such matter shall be entitled to and have that number of votes per share that each share of Series A Preferred Stock would be entitled to with respect to such vote assuming a holder of Series A Preferred Stock could vote on such matter, provided that at no time will a Holder have less than one vote per share of Series B Preferred Stock.

(b) Protective Provisions. In addition to any vote required by the General Corporation Law, other applicable law, the Certificate of Incorporation, the Series A Certificate of Designations or this Certificate of Designations, for so long as any shares of Series B Preferred Stock shall remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, take any of the following actions, including whether by merger, consolidation or otherwise, without (in addition to any other vote required the General Corporation Law, other applicable law, the Certificate of Incorporation, the Series A Certificate of Designations or this Certificate of Designations) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

(i) authorize or create, or increase the authorized amount of, or issue any shares, class or series of Capital Stock or reclassify or amend the provisions of any existing class of Capital Stock of the Corporation or any of the Corporation’s Subsidiaries, including without limitation any stock split;

(ii) authorize, create or issue any stock or debt instrument or other obligation that is convertible or exchangeable into shares of its Senior Stock or Parity Stock (or that is accompanied by options or warrants to purchase such Senior Stock or Parity Stock);

(iii) amend, alter or repeal (1) any provision of the Certificate of Incorporation or this Certificate of Designations, or the Bylaws, or (2) any provision of the organizational documents of Invacare International or Reorganized Invacare;

(iv) redeem, repurchase, recapitalize or acquire shares of its Junior Stock or Series A Preferred Stock or allow the redemption, repurchase, recapitalization or acquisition of shares of Capital Stock of any of the Corporation’s Subsidiaries (other than with respect to customary repurchase rights or tax withholding arrangements with respect to equity awards or benefit plans and the exchange of outstanding warrants or as contemplated by the Certificate of Incorporation as in effect on the date hereof with respect to the Class B Common Stock);

(v) sell, transfer, pledge, or otherwise dispose of any securities issued by any of the Corporation’s Subsidiaries;

(vi) declare or pay any dividends or other distributions in cash or property with respect to its Capital Stock or allow the payment of any dividends on any Capital Stock by the Corporation’s Subsidiaries (other than dividends or other distributions of cash or property paid on the Series B Preferred Stock);

(vii) allow the issuance of any Capital Stock by any of the Corporation’s Subsidiaries to any Person other than the Corporation or its Wholly-Owned Subsidiaries;

(viii) consummate, allow to become effective, or approve the consummation of a Deemed Liquidation Event;

(vii) authorize or allow to become effective any Fundamental Change;

(viii) take any action to liquidate, dissolve or wind up the Corporation or any of the Corporation’s Subsidiaries; or

(ix) take any action, or enter into an agreement, to undertake any of the foregoing.

If the Corporation shall propose to take any action enumerated above in clauses (i) through (viii) of this Section 4(b) then, and in each such case, the Corporation shall give notice of such proposed action to each holder of record of the shares of Series B Preferred Stock appearing on the Register as of the date of such notice at the address of said holder shown therein. Such notice shall specify, inter alia (x) the proposed effective date of such action; (y) the date on which a record is to be taken for the purposes of such action, if applicable; and (z) the other material terms of such action. Such notice shall be given at least ten (10) calendar days prior to the applicable date or effective date specified above. For the purposes of this Certificate of Designations, “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close. If at any time the Corporation shall cancel any of the proposed actions for which notice has been given under this Section 4(b) prior to the consummation thereof, the Corporation shall give prompt notice of such cancellation to each holder of record of the shares of Series B Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. For the avoidance of doubt, if a holder of record of shares of Series B Preferred Stock does not respond to the aforementioned notice, such non-response shall in no way be deemed to constitute the written consent or affirmative vote of such holder regarding any of the aforementioned actions in this Section 4(b) or described within such notice.

(c) Any action required or permitted to be taken at any annual meeting or special meeting of the Holders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission, setting forth the action so taken, is or are signed by the Holders of outstanding shares of Series B Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series B Preferred Stock entitled to vote thereon were present and voted.

(d) The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, applicable law, and the rules of any national securities exchange or other trading facility on which the Series B Preferred Stock is listed or traded at the time.

5. Covenants.

(a) As long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall:

(i) provide the Holders with, (1) as soon as available audited consolidated balance sheets of the Corporation as at the end of each such fiscal year and audited consolidated statements of income and cash flows for such year and (2) as soon as available, unaudited consolidated balance sheets of the Corporation as at the end of each such fiscal quarter and unaudited consolidated statements of income and cash flows for such fiscal quarter.

(ii) on the written request of any Holder, (1) provide such Holder with a copy of the Register of the Corporation and (2) provide such Holder, with any additional information that such Holder may reasonably request as required for regulatory, tax or compliance purposes;

(iv) that substantially all business operations outside of North America are conducted solely through Invacare International and Subsidiaries that are directly or indirectly owned by Invacare International;

(vi) except as otherwise specifically provided herein, ensure that all business operations of the Corporation are conducted solely through Subsidiaries that are directly or indirectly owned by the Corporation; and

(vii) not conduct or otherwise engage in any business or operations other than (1) the ownership of the Capital Stock of Invacare International and Reorganized Invacare and of such Subsidiaries and other affiliates; (2) the performance of its obligations under its organization documents, and the compliance with all laws, rules, regulations, orders, judgements, decrees, or permits applicable to it; (3) the participation in tax, accounting, cash management, cash pooling, transfer pricing, cost-sharing arrangements and other administrative matters related to it or any of its Subsidiaries; (4) defend or exercise its rights, and discharge its obligations under the Exit Secured Convertible Tranche I Notes Indenture, and the Exit Secured Convertible Tranche II Notes Indenture, as applicable; (5) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, providing indemnification for its current and/or former officers, directors, members of management, managers, employees and advisors or consultants; (6) as permitted by the ABL Credit Agreement; and (7) activities incidental to the businesses or activities described in the foregoing clauses.

(b) As long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, nor shall it permit any Subsidiary of the Corporation to, without the consent of the majority of the Holders (determined on the basis of the aggregate number of shares of Series B Preferred Stock held by each as of the date of determination):

(i) make any cash payment with respect to any share of Junior Stock or Series A Preferred Stock;

(ii) make any cash payment with respect to any shares of Capital Stock of any of the Corporation’s Subsidiaries; or

(iii) permit or cause Invacare International or any of its Subsidiaries to sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with the Corporation, Reorganized Invacare or any Reorganized Invacare’s Subsidiaries outside of the ordinary course of business consistent with past practices.

(c) Notwithstanding anything to the contrary in this Certificate of Designations, for U.S. federal and other applicable state and local income tax purposes, it is intended that (i) the Series B Preferred Stock will not be treated as “preferred stock” within the meaning of Section 305(b)(4) of the Code and Treasury Regulations Section 1.305-5(a); and (ii) no Holder will be required to include in income any amounts in respect of the Series B Preferred Stock by operation of Section 305(b) or (c) of the Code. The Corporation will, and will cause its Subsidiaries and agents to, report consistently with, and take no positions or actions inconsistent with, the foregoing treatment (including by way of withholding) unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

(d) If at any time prior to May 5, 2025, the Corporation or any of its Subsidiaries offers to issue or sell, or to enter into any agreement providing for the issuance or sale (contingent or otherwise) (each, an “Offer”) of, any capital stock or securities convertible into capital stock of the Corporation (“New Securities”) to any Person (“Offeree”), the Corporation shall, or shall cause its Subsidiaries to, offer to sell to each Holder that is an “accredited investor,” as defined in Rule 501(a) of Regulation D of the Securities Act (each, an “Entitled Stockholder”), on the terms set forth in this Section 5(d) a portion of such New Securities equal to (i) the number of such New Securities being offered to such Offeree multiplied by (ii) a fraction (A) the numerator of which is the aggregate number of outstanding shares of Series B Preferred Stock held by such Entitled Stockholder (which for purposes hereof shall include shares held by a depository, broker, financial advisor and/or other nominee for such stockholder) and (B) the denominator of which is the aggregate number of outstanding shares of Series B Preferred Stock held by all Entitled Stockholders; provided that if the Corporation requires an Offeree to also purchase other equity securities or debt securities of the Corporation or any of its subsidiaries, any Entitled Stockholder shall also, as a condition to the exercise of such stockholder’s preemptive rights pursuant to this Section 5(d), be required to purchase the same class and type of securities of the Corporation or its subsidiaries on the same terms and conditions.

The Corporation shall deliver to each Entitled Stockholder a notice (the “Offer Notice”), describing in reasonable detail the New Securities being offered, the proposed purchase price thereof (which may be a price range), the expected use of proceeds thereof, the payment terms and conditions and the maximum amount and percentage of the offering such Entitled Stockholder is entitled to purchase.

In order to exercise its purchase rights hereunder, an Entitled Stockholder must, within 10 Business Days after delivery of the Offer Notice, deliver a written notice to the Corporation stating the exercise of such purchase right and the quantity or percentage of New Securities to be purchased by such Entitled Stockholder, which quantity or percentage may be all or any portion of the amount to which such Entitled Stockholder is entitled pursuant to this Section 5(d).

In the event any Entitled Stockholder fails to exercise its rights under this Section 5(d) with respect to any particular New Securities within such 10-Business Day period, the Corporation shall have 180 days thereafter to sell such New Securities, at a price not more favorable and upon general terms not materially more favorable to the purchaser of such New Securities than as specified in the Offer Notice. Any New Securities that are not sold within such 180-day period shall not thereafter be issued or sold without first being reoffered to the Entitled Stockholders pursuant to this Section 5(d).

Notwithstanding anything to the contrary set forth in this Section 5(d), the Corporation may comply with the provisions of this Section 5(d) by first selling to an Offeree, subject to the conditions contained in the following sentence, all of the New Securities contemplated to be issued and sold by the Corporation in an Offer and promptly thereafter offering to sell to the Entitled Stockholders the number of such New Securities such Entitled Stockholders are entitled to purchase pursuant to this Section 5(d). In the event that any Entitled Stockholder purchases securities from the Corporation pursuant to this Section 5(d), upon the request of the Board of Directors, the Offeree may, in its discretion, sell to the Corporation for a price per share of Common Stock or other equity security or debt security equal to the original cost thereof, the same number and class of shares of Common Stock or other equity security or debt security acquired by the Offeree that are purchased by such Person(s) exercising their rights under this Section 5(d); provided that in the event the Offeree elects not to sell such securities back to the Corporation pursuant to this sentence, each Person exercising their rights under this Section 5(d) shall be entitled to purchase an amount of additional New Securities from the Corporation so that such Person’s Percentage Ownership vis-à-vis such Offeree is the same as it would have been had the Offeree sold such shares of Common Stock or other equity securities or debt securities back to the Corporation pursuant to this sentence.

In the event that the participation in the Offer by an Entitled Stockholder would require under applicable law the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities, such Entitled Stockholder shall not have the right to participate in the Offer. Without limiting the generality of the foregoing, it is understood and agreed that neither the Corporation nor any Subsidiary shall be under any obligation to effect a registration of such securities under the Securities Act or similar state statutes.

6. Redemption at the Election of the Corporation.

(a) Following the occurrence of the Exit Indebtedness Termination Date, the Corporation may at its option in its sole discretion, from time to time other than in connection with a Liquidation, redeem all, but not less than all, of the then outstanding shares of Series B Preferred Stock, for an amount per share of Series B Preferred Stock equal to the Liquidation Preference as of the date of redemption (the “Redemption Price”). The Corporation may exercise its redemption option under this Section 6(a) by delivery of written notice to the holders of shares of the Series B Preferred Stock (the “Redemption Notice”) sent to the Holders not less than 20 and not more than 35 calendar days prior to the date designated by the Corporation for such redemption (such date, the “Voluntary Redemption Date”).

(b) The Redemption Notice shall identify the shares of Series B Preferred Stock to be redeemed and shall state:

(i) the Voluntary Redemption Date; and

(ii) the name and address of the Registrar and Transfer Agent.

(c) On the Voluntary Redemption Date, the Corporation shall pay to each Holder of shares to be redeemed on such date, per each share of Series B Preferred Stock being so redeemed, an amount equal to the Liquidation Preference at the time in effect, together with any declared but unpaid dividends thereon. After the payment to such Holder of the aggregate amount of the Liquidation Preference at the time in effect and all declared but unpaid dividends corresponding to all of such Holder’s shares of Series B Preferred Stock being redeemed, such Holder shall have no rights or claims to any remaining assets of the Corporation with respect to such shares of Series B Preferred Stock.

(d) Any shares of Series B Preferred Stock that are redeemed pursuant to this Section 6 shall be cancelled and may not be re-issued or included in authorized Series B Preferred Stock.

7. Transfer Agent and Registrar. The duly appointed Transfer Agent and Registrar for Series B Preferred Stock shall be Equiniti Trust Company, LLC. The Corporation may, in its sole discretion, remove the Transfer Agent or Registrar in accordance with the agreement between the Corporation and the Transfer Agent or Registrar, as the case may be; provided that if the Corporation removes Equiniti Trust Company, LLC, the Corporation shall appoint a successor transfer agent, or registrar, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall give notice thereof to the Holders.

8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Holder of any shares of Series B Preferred Stock as the true and lawful owner thereof for all purposes.

9. Notices. All notices or communications in respect of Series B Preferred Stock shall be sufficiently given if given in writing and delivered by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or the Bylaws and by applicable law.

10. Other Rights. The shares of Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

11. Amendments. The Corporation reserves the right at any time, and from time to time, to amend, alter, change, waive or repeal any provision contained in this Certificate of Designations, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Designations in their present form or as hereafter amended are granted subject to this reservation; provided, however, that (a) any amendment, alteration, waiver or repeal of this Certificate of Designations, or any provision hereof, shall require an affirmative vote of a majority of the shares of Series B Preferred Stock at the time outstanding voting as a separate class, and (b) any amendment that would adversely affect the rights of the Entitled Stockholders under Section 5(d) will require the consent of Entitled Stockholders holding a majority of the shares of Series B Preferred Stock held by all Entitled Stockholders.

12. Book-Entry Form. Shares of the Series B Preferred Stock will be issued only in the form of book entries maintained by the Corporation’s Registrar and Transfer Agent.

13. Effective Date. This Certificate of Designations shall become effective on filing with the Secretary of State of the State of Delaware.

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Invacare Holdings Corporation has caused this Certificate of Designations to be duly executed this 29th day of October 2024.

INVACARE HOLDINGS CORPORATION

By:	/s/ Kai Zhu
Name:	Kai Zhu
Title:	Senior Vice President & CFO

[Signature Page to Certificate of Designations]